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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                        Factory Card & Party Outlet Corp.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  36-3652087
  (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                                 2727 Diehl Road
                         Naperville, Illinois 60563-2371
          (Address of principal executive offices, including zip code)

   Employment Agreements, Restricted Stock Agreements and Warrant Agreements,
                           dated as of April 8, 2002,
                    of the selling stockholders named herein
                            (Full title of the plan)

                              James D. Constantine
                          Executive Vice President and
                   Chief Financial and Administrative Officer
                        Factory Card & Party Outlet Corp.
                                 2727 Diehl Road
                         Naperville, Illinois 60563-2371
                                 (603) 579-2000
 (Name, address and telephone number, including area code, of agent for service)

                                With Copies To:
                            Neal I. Aizenstein, Esq.
                          Sonnenschein Nath & Rosenthal
                      8000 Sears Tower, 233 S. Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 876-8000

                                      CALCULATION OF REGISTRATION FEE

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                                                               Proposed          Proposed
                                        Amount to be           Maximum            Maximum           Amount of
         Title of Securities             Registered         Offering Price       Aggregate        Registration
          to be Registered                  (1)              Per Share(2)      Offering Price          Fee
-----------------------------------------------------------------------------------------------------------------
     Common Stock, $0.01 par value       77,700/1/            $10.50           $815,850           $75.06
     per share
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(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of additional shares as may be issued under the agreements listed above as the result of any future stock split, stock dividends, merger, reorganization and any other dilutive events set forth in such agreements.

(2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee and is based on the average of the high and low prices of the Common Stock as reported by the Nasdaq over the counter bulletin board on August 19, 2002. [The date needs to be within 5 business days prior to the filing date.]

___________________

/1/ See the table in the Selling Stockholders section for calculation of the 77,700 shares. Only the shares from the restricted stock grants and exercise of management warrants for persons with Employment Agreements were included in order to qualify within the meaning of employee benefit plans (i.e. agreements awarding stock as compensation for services) although if restricted stock grants to people other than the ones with the employment agreements were granted pursuant to restricted stock agreements that recite that they were awarded for services to the Company, we may be able to deem such agreements to also be "employee benefit plans" and also include their shares.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement was prepared in accordance with Form S-8 and Part I of Form S-3, and is registering 77,700 shares of common stock in the aggregate which have been issued pursuant to (a) Employment Agreements dated as of April 8, 2002 of Gary W. Rada, James D. Constantine, Timothy F. Gower, William A. Beyerl, Robert Krentzman, Joseph M. Cabon and Michael Perri, (b) Restricted Stock Agreements dated as of April 8, 2002 attached as exhibits to the Employment Agreements of Gary W. Rada, James D. Constantine, Timothy F. Gower, William A. Beyerl, Robert Krentzman and Michael Perri and (c) Warrant Agreements dated as of April 8, 2002 attached as exhibits to the Employment Agreements of Gary W. Rada, James D. Constantine, Joseph M. Cabon and Michael Perri (the "Warrant Agreements," together with the Employment Agreements and the Restricted Agreements referred to as the "Agreements"). In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement. Pursuant to General Instruction C to Form S-8, this prospectus may be used for reofferings and resales of shares of our common stock acquired by employees, former employees and some transferees of these employees.

                               REOFFER PROSPECTUS

                        FACTORY CARD & PARTY OUTLET CORP.

                          77,700 SHARES OF COMMON STOCK

                         Issued or Issuable Pursuant to

Employment Agreements, Restricted Stock Agreements and Warrant Agreements, each dated as of April 8, 2002, of

Gary W. Rada, James D. Constantine, Timothy F. Gower, William A. Beyerl, Robert
                  Krentzman, Joseph M. Cabon and Michael Perri

         This prospectus relates to the reoffer and resale of shares of our common stock acquired pursuant to the Agreements which may be sold from time to time by certain stockholders of Factory Card & Party Outlet Corp. (the "Company") described under the caption "Selling Stockholders" in this prospectus. The selling stockholders are current or former employees, officers and directors of the Company who acquired the shares of common stock as compensation for services performed, and to be performed, for the Company.

         The prices at which these selling stockholders may sell their shares will be determined by the prevailing market price for our common stock or in negotiated transactions. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

         The shares of Common Stock offered pursuant to this prospectus are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction, subject to certain vesting restrictions with respect to shares issued as restricted stock. See Selling Stockholders and Item 4 of Part II of the registration statement. Each Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our common stock is currently quoted on the Nasdaq over the counter bulletin board under the symbol "FCPO." On August 16, 2002, the closing price of a share of our common stock on the Nasdaq over the counter bulletin board was $9.25.

         You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock offered.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 19, 2002.

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
Where You Can Find More Information .......................................................     1

Incorporation of Documents by Reference ...................................................     1

The Company ...............................................................................     2

Risk Factors ..............................................................................     2

Special Note Regarding Forward-Looking Statements .........................................     8

Use of Proceeds ...........................................................................     9

Selling Stockholders ......................................................................     9

Plan of Distribution ......................................................................    10

Legal Matters .............................................................................    11

Experts ...................................................................................    11

Disclosure of Commission Position on Indemnification for Securities Act Liabilities .......    12

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that the information contained in this prospectus is correct after the date of this prospectus. The selling stockholders are offering to sell and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any circumstances under which the offer or solicitation is unlawful.

         In this prospectus, the "Company," "we," "us" and "our" refer to Factory Card & Party Outlet Corp. and our predecessors and subsidiaries, unless the context specifically indicates otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 233 Broadway, New York, NY 10279, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-Commission-0330.

         We intend to furnish our stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         We have filed with the Commission a registration statement on Form S-8 with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. You may refer to the registration statement, its exhibits and schedules for further information with respect to the Company and the securities offered by this prospectus. You may obtain copies of the registration statement, its exhibits and schedule in the locations described above.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" into this prospectus the information contained in the documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will update and supersede this information. We are incorporating by reference the following documents: (i) our Annual Report on Form 10-K for the fiscal year ended February 2, 2002 filed with the Commission on April 9, 2002; (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2002, filed with the Commission on June 18, 2002; (iii) our Current Reports on Form 8-K filed with the Commission on April 23, 2002 and June 13, 2002; and (iv) the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on June 13, 2002.

         In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         A copy of any document incorporated by reference in this registration statement of which this prospectus forms a part but which is not delivered with this prospectus will be provided by us without charge to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of James D. Constantine, Executive Vice President and Chief

Financial and Administrative Officer, Factory Card & Party Outlet Corp., 2727 Diehl Road, Naperville, Illinois 60563-2371. Our telephone number at that location is (630) 579-2000.


                                   THE COMPANY

         We are a chain of company-owned stores offering an extensive selection of greeting cards, giftwrap, balloons, everyday and seasonal party supplies and other special occasion merchandise at everyday value prices. As of June 8, 2002, we operated 172 stores in 20 states. Based on the published number of stores of our competitors as compiled by us from various business publications and other publicly available information, we believe we are one of the largest chains of company-owned stores in the greeting card, party supply and special occasion industry. Our stores provide customers with a value-oriented, "one-stop" shopping destination for greeting card, party supply and special occasion merchandise for all major holidays and celebratory events, including birthdays, graduations, weddings, baby showers and other family, religious and special occasions. Our stores average approximately 12,000 square feet, with approximately 80% of the space devoted to selling space, and are designed to provide ease of shopping within an attractive, spacious and festive environment.

         Our principal executive offices are located at 2727 Diehl Road, Naperville, Illinois 60563-2371. Our telephone number at that location is (630) 579-2000.

                                  RISK FACTORS

         The shares of our common stock being offered for resale by the selling stockholders involve risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock offered pursuant to this prospectus.

We recently emerged from a Chapter 11 plan of reorganization, have a history of net losses and may not be profitable.

         On March 23, 1999, we filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Bankruptcy Court confirmed an amended joint plan of reorganization on February 5, 2002, as modified on March 20, 2002, and we emerged from our bankruptcy proceedings effective April 9, 2002. We incurred net losses of approximately $5.5 million, $8.7 million and $28.9 million during the three fiscal years ended February 2, 2002, February 3, 2001 and January 29, 2000, respectively. Our equity ownership, board of directors and a portion of our senior management was replaced in connection with our reorganization. While our current senior management has concentrated on refining our business strategy, there can be no assurance that we will attain profitability or achieve growth in our operating performance. If our financial performance does not exceed our historical results, the price of our common stock could decline and your investment could be materially adversely affected.

Intense competition in our industry could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

         The greeting card, party supply and special occasion retailing business is highly competitive. Increased competition by existing or future competitors may reduce our sales and cause us to incur a loss. As a result of competition from other specialty party supplies and paper goods retailers, we may need to incur additional marketing and promotional expenses to achieve sales growth in our existing stores. Our stores compete with a variety of smaller and larger retailers, including:

     . specialty party supplies and paper goods retailers, including other party superstores;
     .   card shops and designated departments in mass merchandisers;
     .   warehouse/merchandise clubs and discount general merchandise chains;
     .   toy stores;
     .   drug stores;
     .   supermarkets;
     .   department stores of local, regional and national chains; and
     .   Internet retailers.

     Many of our competitors have substantially greater financial and personnel resources than we do. Some of our competitors have been, or may be, funded by certain members of the vendor community. In addition, a trend toward discounting the cost of party supplies and greeting cards is developing and we may encounter additional competition from new entrants in the future in our existing markets. Our competitors may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

Customers' requirements are likely to evolve, and we will not retain customers or attract new customers if we do not anticipate and meet specific customer requirements and changes in merchandising trends.

     Our core operations rely on a stable customer base. Failure to maintain existing customers and obtain new customers will adversely affect our market position.

     Our success depends, in part, on our ability to anticipate and respond to changing merchandise trends and consumer demands in a timely manner. Accordingly, any delay or failure by us in identifying and responding to emerging trends could adversely affect consumer acceptance of the merchandise in our stores. If we are required to sell a significant amount of unsold inventory at below average mark-ups over our cost or below cost, such action could have an adverse effect on our financial condition and results of operations.

     Our success depends in part on our ability to anticipate and respond in a timely manner to changing merchandise trends and consumer demands. We make merchandising decisions well in advance of the seasons during which we will sell the merchandise. As a result, if we fail to identify and respond quickly to emerging trends, consumer acceptance of the merchandise in our stores could diminish and we may experience a reduction in revenues. Significantly greater or less-than-projected product demand could lead to one or more of the following:

     .  lost sales due to insufficient inventory;
     . higher carrying costs associated with slower turning inventory; and . reduced or eliminated margins due to mark downs on excess inventory.

     If consumer demand for single-use, disposable party goods were to diminish, the party supplies and paper goods industry and our revenues would be negatively affected. For example, if cost increases in raw materials such as paper, plastic, cardboard or petroleum were to cause our prices to increase significantly, consumers might decide to forgo the convenience associated with single-use, disposable products. Similarly, changes in consumer preferences away from disposable products and in favor of reusable products for environmental or other reasons could reduce the demand for our products.

Our business depends on continued good relations with our suppliers.

         Our failure to maintain good relationships with our principal suppliers or the loss of our principal suppliers would hurt our business. We purchase our inventory from more than 300 vendors world-wide, with the largest supplier representing approximately 11% and the ten largest suppliers representing approximately 41% of our aggregate purchases in fiscal year 2001. Many of our principal suppliers currently provide us with incentives like volume purchasing allowances and trade discounts. If our suppliers were to reduce or discontinue these incentives, prices from our suppliers would increase and our profitability would be reduced. As is customary in our industry, we generally do not have long-term contracts with any suppliers and any supplier could discontinue selling to us at any time; however, pursuant to our bankruptcy plan of reorganization, we have entered into agreements with certain of our trade vendors to provide us with competitive trade terms, including, extended credit limits, extended payment terms and seasonal advances. While we are not aware of any reasons to question the operational or financial ability of such vendors either to ship or provide such terms, the inability of any of such vendors to do so could adversely affect our competitive financial performance.

We may need to raise additional capital to fund our operations and support our long-term growth strategy.

         Our ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, indebtedness or to fund planned capital expenditures, will depend upon our future performance, which, in turn, is subject to general economic, financial, competitive and other factors that are beyond our control. Based upon our current level of operations and anticipated growth, we believe that future cash flow from operations, together with available borrowings under our new financing facility, will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our existing debt, sell assets or obtain additional financing. There can be no assurance that any refinancing would be available or available on favorable terms or that any sales of assets or additional financing could be obtained or obtained on favorable terms. Financial difficulties of our competitors and our recent losses may affect our ability to obtain financing. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, implement our long-term growth strategy, take advantage of future opportunities or respond in a timely manner to competitive pressures.

We are substantially leveraged and our new financing facility contains covenants that could adversely affect our business.

         Our indebtedness restricts our ability to obtain additional financing in the future and, because we may be more leveraged than some of our competitors, may place us at a competitive disadvantage. Also, the new financing facility that we entered into as part of our emergence from bankruptcy contains covenants that impose operating and financial restrictions on us. These covenants could adversely affect our ability to finance future operations, potential acquisitions or capital needs or to engage in other business activities that may be in our interest.

The seasonal nature of our business could adversely impact our operations.

         Our business is highly seasonal, with operating results varying from quarter to quarter. We have historically experienced higher sales during the second and fourth quarters primarily due to increased demand by customers for our products attributable to special occasions and holiday seasons during these periods. Lower sales than expected by us during this period, a lack of availability of product, or a general economic downturn in sales could have a material adverse effect on our business, financial condition and results of operations for the full year. In addition, the timing of new store openings, related pre-opening expenses and the amount of revenue contributed by new and existing stores may cause our quarterly results of operations to fluctuate. Any or all of these factors could also cause the price of our common stock to decline.

Disruptions in supply of our inventory caused by labor issues involving longshoremen at ports on the West Coast could adversely impact our operations.

         The deadline to agree on a new three-year contact between port operator Pacific Maritime Association and the International Longshore and Warehouse Union passed in early July 2002 without resolution. Any strike or work slowdown involving longshoremen at the ports on the West Coast could affect our ability to stock our stores and therefore adversely impact our operations.

We may not be able to profitably grow our business.

         In order to profitably grow our business, we need to increase sales in our existing markets and open stores in new markets. Opening additional stores in existing markets could reduce sales from our stores located in or near those markets and stores opened in new markets may not be profitable. In addition, the opening of additional stores could put additional strain on our existing store base to leverage the new stores' fixed cost structure.

Higher administrative expenses could adversely affect our business and operations.

         Higher selling, general and administrative expenses occasioned by the potential need for additional advertising, marketing, administrative or management information systems expenditures could negatively impact our business and operations.

We may not be able to effectively execute our long-term growth strategy.

         Our long-term growth strategy requires effective planning and management. Once a new geographic market is identified, we must obtain suitable store sites on acceptable terms. Also, the competitive and merchandising challenges we face in new geographic markets may be different from the challenges we face in our existing geographic markets. We may have to adapt to regional tastes and customs and compete against established and familiar local businesses with innovative or unique techniques for marketing party supplies and paper goods. Entering new markets may also place significant demands on our management, financial controls, operations and information systems. This may cause us to incur higher costs relating to marketing and operations. Expansion will require an increase in our personnel, particularly store managers and sales associates, to operate our new stores.

Adverse publicity could adversely affect our business.

         We generally operate in medium sized towns and suburban neighborhoods. Adverse publicity or news coverage relating to us could negatively impact our efforts to establish and promote name recognition and a positive image.

If we do not comply with the numerous laws and regulations that govern our business, our business could be harmed.

         Each of our stores must comply with regulations adopted by Federal agencies and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors, and difficulties or failures in obtaining the required licenses or approvals, can delay and sometimes prevent, the opening of a new store. In addition, we must comply with the Fair Labor Standards Act and various state laws governing various matters such as minimum wage, overtime and other working conditions. We also must comply with the provisions of the Americans with Disabilities Act of 1990, as amended, which requires generally that employers provide reasonable accommodation for employees with disabilities and that stores be accessible to customers with disabilities. We believe that the procedures currently in effect at our stores are in general compliance with such laws and regulations. However, future violations of such laws, the enactment of stricter laws or regulations or the implementation of more aggressive enforcement policies could adversely affect our operations or financial condition.

If our future results do not meet or exceed the projections and assumptions we made for "Fresh Start Accounting" reporting purposes, we may have to write down the values of some of our assets.

         On April 9, 2002, as a result of our emergence from bankruptcy, we adopted "fresh start accounting" principles, which require us to restate all assets and liabilities to their fair values and certain valuation studies. We estimated that the value of our business for purposes of our plan of reorganization was approximately $42.5 million based upon certain projections and assumptions as well as our best estimates of expected future market conditions. If our actual performance differs from our projections, the value of your investment could decline.

If we are unable to hire additional qualified personnel or retain existing personnel, we may not be able to operate our business successfully.

         Our success depends upon the efforts of our senior management and other key personnel. The loss of the services of any member of our management team or a key employee, or a failure to timely retain a replacement officer could have a material adverse effect on us. Our future success will also depend in part on attracting and retaining quality employees. Many of our employees are in entry level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling costs is subject to external factors, such as unemployment levels, minimum wage legislation and changing demographics. There can be no assurance that we will be successful in retaining our existing key personnel or in attracting and retaining additional employees we may require. Any difficulties in obtaining, retaining and training qualified personnel could have a material adverse effect on us.

Interruption or obsolescence of our management information systems could have a negative effect on our competitive ability and our business generally.

         We believe that our management information systems are an important factor in supporting our business and enhancing our competitive position in the industry. Over the past three years, we have invested significant resources in systems and infrastructure to support our business and make it more efficient. We use a management information and control system, which is based on the JDA Merchandise Management System software package ("JDA") and supports the complete range of retail cycle functions in the areas of finance, merchandising and distribution. All stores are linked to our headquarters through personal computers, which interface with an IBM AS/400 and provide auto-replenishment of inventory and the ability to enter payroll information and send and receive electronic mail. These personal computers are also tied into our point-of-sale system ("POS system"). The POS system provides sales information to our stores and central office and is used to enhance merchandise planning and buying programs. Any obsolescence or continuing interruption in the functioning of these systems could have a negative effect on our ability to compete effectively in the industry and on our business.

Certain provisions of our charter may prevent or delay a change of control of the Company.

         Our certificate of incorporation provides for a classified Board of Directors. Any effort to obtain control of our Board of Directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation also imposes restrictions on the direct or indirect transferability of the Common Stock for a period of two (2) years following April 9, 2002, subject to certain exceptions, such that no person or certain groups of persons (x) may acquire or accumulate five percent (5%) or more (as determined under tax law principles governing the application of Section 382 of the Internal Revenue Code of 1986, as amended) of the Common Stock or (y) who, upon implementation of the Plan, owns 5% or more of the Common Stock, may acquire additional Common Stock. These provisions would have the effect of preventing a change of control for the duration of such restrictions.

Certain provisions of our bankruptcy plan of reorganization may have significant dilutive effects on holders of common stock generally.

         In connection with our bankruptcy plan of reorganization, we issued trade conversion notes in an aggregate amount equal to $3.13 million to certain of our trade creditors which will be payable on the fourth anniversary of April 9, 2002. The trade conversion notes are convertible at the option of the holders into an aggregate of up to 29.35% of our common stock outstanding (including for such calculation only common stock, warrants and options issued pursuant to our bankruptcy plan and assuming the conversion of all such trade conversion notes) at any time between April 9, 2005 and April 9, 2006, subject to adjustments to reflect any prepayments made by us. Although we currently intend to and anticipate paying such notes, failure to meet our projected financial performance could prevent us from making such payments in which event, then-existing holders of Common Stock may be significantly diluted by a conversion of the trade conversion notes.

         Pursuant to our bankruptcy plan, we also issued warrants to members of our management exercisable for common stock. The holders of such warrants will be entitled to receive additional shares of Common Stock on an annual basis, upon the issuance of common stock upon the exercise of certain warrants issued pursuant to the bankruptcy plan, the conversion of the trade conversion notes or options issued under our 2002 Stock Option Plan for a four year period beginning April 9, 2002. For a general description of the calculation of the number of additional shares which may be issued to such warrant holders, see Item 4 of
Part II of the registration statement. Your holdings of Common Stock may be further diluted in the event these warrant holders are issued additional shares of Common Stock.

         Pursuant to our bankruptcy plan of reorganization, we also issued four series of warrants to holders of our old pre-bankruptcy common stock to purchase up to approximately 10% (subject to certain dilution events) of the common stock issued under the bankruptcy plan (assuming exercise of all such warrants). These four series of warrants will be exercisable for terms ranging from four to eight years. We currently have stock option plans pursuant to which we may issue options to our employees and directors exercisable for up to approximately 317,000 shares of our common stock. As of June 8, 2002, there were 1,512,459 shares of common stock issued and outstanding. The issuance of shares of common stock pursuant to the exercise of the four series of warrants and the stock options, conversion of the trade conversion notes and the antidilution rights protection of the warrants issued to management could significantly dilute the holders generally of common stock currently issued and outstanding.

Our stock price may be volatile, and you may not be able to resell your shares at or above the price you paid, or at all.

         Since the effective date of our bankruptcy restructuring, our common stock has had limited trading activity on the Nasdaq over the counter bulletin board. We cannot predict the extent to which investor interest in our stock will lead to the development of a more active trading market, how liquid that market might become or whether it will be sustained. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock markets in general have experienced extreme price and volume fluctuations. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

We do not anticipate paying dividends.

         We have not paid dividends on our common stock and we do not anticipate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes, including future acquisitions. In addition, our financing facility prohibits us from paying dividends on our capital stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents to which we refer you and incorporate herein by reference contain forward-looking statements regarding our business and prospects, such as projections of future performance, statements of management's plans and objectives, forecasts of market trends, and other matters that are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

         Statements containing the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimates," "projects," "believes," "expects," "anticipates," "intends," "target," "goal," "plans," "objective," "should" or similar expressions identify forward-looking statements, which may appear in this prospectus and in documents, reports, filings with the Commission, news releases, written or oral presentations made by our officers or other representatives to analysts, stockholders, investors, news organizations and others, and discussions with our management and other company representatives. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties. No assurance can be given that the results reflected in any forward-looking statements will be achieved. Any forward-looking statements made by us or on our behalf speak only as of the date on which this statement is made. Our forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communications and other information from suppliers, government agencies and other sources that may be subject to revision. We do not undertake any obligation to update or keep current either any forward-looking statement to reflect events or circumstances arising after the date of such statement, or the important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or which are reflected from time to time in any forward-looking statement which may be made by us or on our behalf.

         In addition to other matters identified or described by us from time to time in filings with the Commission, there are several important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement that may be made by us or on our behalf. Some of these important factors we listed under the heading "Risk Factors".

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares that may be sold pursuant to this prospectus for the respective accounts of the selling stockholders. All of such proceeds will be received by the selling stockholders. For more information about our selling stockholders, see "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The 77,700 shares of our common stock to which this prospectus relates are being registered for reoffers and resales by our present employees, officers and directors named below, who acquired the shares of Common Stock pursuant to our "employee benefit plan" as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling stockholders may resell all, a portion or none of such shares of Common Stock from time to time.

         The table below sets forth with respect to the selling stockholders, based upon information available to us as of August 8, 2002, the number of shares of our common stock owned (including, where applicable, the common stock covered by this prospectus, common stock not covered by this prospectus and options to purchase common stock), the number of shares of Common Stock registered by this prospectus and the number and percentage of outstanding shares of common stock that will be owned after the sale of the registered common stock assuming the sale of all of the registered common stock. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of the Company.

---------------------------------------------------------------------------------------------------------------------------
Name of Selling    Title                                  Number of        Number of       Number of        Percent of
Stockholder                                               Shares           Shares That     Shares to Be     Common Stock
                                                          Beneficially     May Be Offered  Beneficially     Owned if All
                                                          Owned (1) (2)    Hereby (2)      Owned if All     Shares
                                                                                           Shares Offered   Offered
                                                                                           Hereby Are Sold  Hereby Are
                                                                                                            Sold (3)
---------------------------------------------------------------------------------------------------------------------------
Gary W. Rada       President, Chief Operating Officer     45,000           20,000 (4)      25,000           1.7%
                   and Director
---------------------------------------------------------------------------------------------------------------------------
James D.           Executive Vice President, Chief        46,000           26,000 (4)      20,000           1.3%
Constantine        Financial and Administrative Officer
                   and Secretary
---------------------------------------------------------------------------------------------------------------------------
Timothy F. Gower   Senior Vice President of Stores        29,000           14,000          15,000           1.0%
---------------------------------------------------------------------------------------------------------------------------
Robert Krentzman   Vice President of Information          12,000            6,000           6,000           *
                   Technologies
---------------------------------------------------------------------------------------------------------------------------
Joseph M. Cabon    Former Vice President of Distribution     200              200 (4)           0           *
---------------------------------------------------------------------------------------------------------------------------
William A. Beyerl  Vice President of Human Resources      12,000            6,000           6,000           *
---------------------------------------------------------------------------------------------------------------------------
Michael Perri      Vice President of Merchandising        10,500            5,500 (4)       5,000           *
---------------------------------------------------------------------------------------------------------------------------

*Less than 1%

(1) As of August 16, 2002, the number of shares owned by the listed individuals includes options to purchase shares of Common Stock under our employee benefit plans, whether or not exercisable as of, or within sixty days of, the date of this prospectus as well as the shares of common stock offered pursuant to this prospectus. Such options become exercisable in four equal annual installments beginning on the first anniversary of April 23, 2002.

(2) The number of shares owned by the listed individuals other than Joseph M Cabon includes restricted stock which is scheduled to vest ratably over a four year period commencing on April 9, 2002, subject to acceleration or forfeiture under certain circumstances.

(3) Percentage is based on 1,512,448 shares of Common Stock outstanding as of August 16, 2002 and is calculated in accordance with Rule 13d-3(d) under the Exchange Act.

(4) The shares of common stock offered pursuant to this prospectus for the listed individual also include such indeterminate number of additional shares as may be issued as the result of certain dilutive events as set forth in certain Rights Certificates issued in connection with the Warrant Agreement relating to certain of the listed shares.

                              PLAN OF DISTRIBUTION

     We are registering the resale of 77,700 shares of our common stock on behalf of certain selling stockholders. We issued all of the shares in connection with the Agreements. We will not receive any proceeds from this offering.

     The selling stockholders or their pledgees, donees, transferees, assigns or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell any or all of their shares from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. All of such persons are "selling stockholders" as that term is used in this prospectus. These sales may be at fixed or negotiated prices. The selling stockholders may effect such transactions by selling the shares in one or more, or a combination, of the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
     . an exchange distribution in accordance with the rules of the applicable exchange;
     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
     .  privately negotiated transactions;
     . broker-dealers may agree with the selling stockholder to sell a specified number of the shares at a stipulated price per share; and
     .  any other method permitted under applicable law.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time in the manner discussed below to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may also enter into the hedging transactions similar to the following with broker-dealers in connection with distributions of the shares:

        . short sales against the box in the course of hedging the positions they assume with selling stockholders;
        . sell shares short and redeliver the shares to close out such short positions;
        . options, puts, calls or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, and the broker-dealer then reselling or otherwise transferring such shares pursuant to this prospectus;
        . loan or pledge the shares to a broker-dealer; and . the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company is not aware of any of the selling stockholders having entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock which are offered under the Registration Statement of which this prospectus forms a part will be passed upon by Sonnenschein, Nath & Rosenthal, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of February 2, 2002 and February 1, 2001 and for the fiscal years ended February 2, 2002, February 1, 2001 and January 29, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed by Factory Card & Party Outlet Corp., a Delaware corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement on Form S-8 (the "Registration Statement"):

         (a) The Registrant's Annual Report on Form 10-K under the Exchange Act, for the fiscal year ended February 2, 2002, filed with the Commission on April 9, 2002;

         (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 2002, filed with the Commission on June 18, 2002;

         (c) The Registrant's Current Reports on Form 8-K filed with the Commission on April 23, 2002 and June 13, 2002; and

         (d) The description of the Common Stock, par value $0.01 per share, contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on June 13, 2002 pursuant to the Securities Act, including any amendments or reports for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

         See the Registrant's Registration Statement on Form 8-A filed with the Commission on June 13, 2002 pursuant to the Securities Act for a description of the Common Stock, par value $0.01 per share.

         Of the 77,700 shares of common stock registered pursuant to this registration statement, 65,000 of such shares were granted as restricted stock to the selling stockholders (other than Joseph M. Cabon) pursuant to Employment Agreements and Restricted Stock Agreements which restricted shares are scheduled to vest ratably over a four year period commencing on April 9, 2002 subject to acceleration under certain circumstances set forth in such Agreements (including in the event of certain changes in control of the Company or a termination of the applicable selling stockholder's employment without "cause" or for "good reason"). Such restricted shares are also subject to forfeiture to the extent they have not vested in the event of a termination of the applicable selling stockholder's employment for "cause" subject to the terms and conditions of the applicable Agreements.

         Of the 77,700 shares of common stock registered pursuant to this registration statement, 12,700 of such shares were granted pursuant to the exercise of Warrant Agreements of Gary W. Rada, James D. Constantine, Joseph M. Cabon and Michael Perri. Rights Certificates (which are non-transferable) were issued to Messrs. Rada, Constantine, Cabon and Perri in connection with the exercise of the Warrant Agreements which provide for the issuance of additional shares of common stock in the event certain dilutive events should occur during the four year period beginning April 9, 2002 through April 8, 2006. The Rights Certificates are exercisable to the extent the Company has made issuances (collectively, the "Additional Shares") of (a) Common Stock upon the exercise of certain warrants or the conversion of certain trade conversion notes or (b) options under the Company's 2002 Stock Option Plan. The Rights Certificates are exercisable for the number of shares of Common Stock of the Company derived by: (x) multiplying the number of shares of Common Stock issued to the applicable warrant holder upon exercise of his Warrant Agreement by (y) a number equal to the (i) the number of Additional Shares issued during the applicable period of the applicable year, divided by (ii) 1,500,000 shares of Common Stock (subject to certain adjustments). Each of Messrs. Rada, Constantine, Cabon and Perri were issued five Rights Certificates which are exercisable during the following periods: (1) the first is exercisable from December 31, 2002 to March 31, 2003; (2) the second is exercisable from December 31, 2003 to March 31, 2004; (3) the third is exercisable from December 31, 2004 to March 31, 2005; (4) the fourth is exercisable from December 31, 2005 to March 31, 2006; and (5) the fifth is exercisable from December 31, 2006 to March 31, 2007. No additional consideration beyond the initial warrant exercise price is required as a result of any exercise of any of the Rights Certificates. The terms and conditions are set forth in greater detail in the Rights Certificates.

Item 5.  Interest of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Subsection (a) of Section 145 of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

         Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's certificate of incorporation contains certain provisions that eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts. These acts include, but are not limited to, the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.

         The certificate of incorporation also contains provisions indemnifying the directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporation Law. The Registrant's by-laws require that the Registrant advance the expenses of an indemnified person defending a legal proceeding after it receives an undertaking from the person to repay such advance if a court ultimately determines that he or she is not entitled to indemnification. The Registrant's by-laws also require the Registrant to pay any expenses of an indemnified person in connection with such person enforcing their indemnification rights. The Registrant may also maintain a directors and officers liability insurance policy that provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such.

Item 7.  Exemption from Registration Claimed.

         The shares of Common Stock to be offered and sold under the reoffer prospectus were initially issued by the Registrant in a transaction deemed exempt from registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof covering transactions by an issuer not involving any public offering.

Item 8.  Exhibits.

Exhibit
 Number                                Description
 ------                                -----------
   3.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

   3.2 Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

   4.1     Form of New Management Warrant, dated April 9, 2002 (filed as Exhibit
           4.2 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 4.2 Schedule of New Management Warrants (filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 5.1*    Opinion of Sonnenschein Nath & Rosenthal

 23.1*   Consent of Sonnenschein Nath & Rosenthal (included in opinion filed as
         Exhibit 5.1)

 23.2*   Consent of KPMG LLP, Independent Auditors

 24.1*   Power of Attorney (see signature page)

* Filed herewith.

Item 9.  Undertakings.

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement (or the most recent post-effective amendment thereof);

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on the 19 day of August, 2002.

                                         Factory Card & Party Outlet Corp.



                                         By:   /s/ James D. Constantine
                                            ------------------------------------
                                             James D. Constantine
                                             Executive Vice President,
                                             Chief Financial and Administrative
                                             Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes James D. Constantine, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 19 day of August, 2002.

            SIGNATURE                                 TITLE
            ---------                                 -----

    /s/ Gary W. Rada
---------------------------------
         Gary W. Rada                      Director, President and Chief
                                           Operating Officer


    /s/ James D. Constantine
---------------------------------          Director, Executive Vice President
         James D. Constantine              and Chief Financial and
                                           Administrative Officer


    /s/ John G. Brim
---------------------------------
         John G. Brim                      Director


    /s/ Ben Evans
---------------------------------
         Ben Evans                         Director


    /s/ R.E. George
---------------------------------
         R.E. George                       Director and Chairman of the Board


    /s/ Peter Michael Holmes
---------------------------------
         Peter Michael Holmes              Director


     /s/ Martin G. Mand
---------------------------------
         Martin G. Mand                    Director


    /s/ Patrick O'Brien
---------------------------------
         Patrick O'Brien                   Director


    /s/ Robert S. Sandler
---------------------------------
         Robert S. Sandler                 Director

                                INDEX TO EXHIBITS

Exhibit
Number                             Description
------                             -----------

 3.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 3.2 Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 4.1        Form of New Management Warrant, dated April 9, 2002 (filed as
            Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 4.2 Schedule of New Management Warrants (filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed April 23, 2002, and incorporated herein by reference).

 5.1*       Opinion of Sonnenschein Nath & Rosenthal

 23.1* Consent of Sonnenschein Nath & Rosenthal (included in opinion filed as Exhibit 5.1)

 23.2*      Consent of KPMG LLP, Independent Auditors

 24.1*      Power of Attorney (see signature page)

* Filed herewith.